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Her Record Breaking Motif

JACQUELINE HUMPHRIES



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ATTRACTIVE AUCTION GROWTH

Similar Paintings Appreciated 27% Annually

This mid-scale painting style has seen attractive growth within Humphries' market, with similar works going from $18,000 in 2015 to $258,470 in 2024, good for an overall annualized appreciation rate of 27%.

Similar Auction Sales ('15-'24): 27.0%



$300K
$200K
$100K
0
2016
2018
2020
2022
2024

HUMPHRIES' SMILEYS TURN HEADS

Collectors and Curators Love This Motif

This painting features Humphries' distinct smiley-face motif, which was featured in the title of her 2021 museum retrospective and also shows up in her #1 auction record, a much larger work.


#1

#1 Auction Record

Ω:) (2017)


Opportunity

Available Now

:) green (2017)

HUMPHRIES' NEW HEIGHTS

Attractive Market Growth

Humphries' earliest painting sold at auction in 1993 for just $1,700 and her latest just sold for $403K in May of this year. In 2022, she set her current auction record by selling a painting for $850K (with fees).



Untitled (2008) sold for $403K

CHRISTIE'S 2025

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Offering Circular Below

MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Record work by Jacqueline Humphries (Ω:)) not included in set of similar sales to live offering. Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

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